UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2015

KITE REALTY GROUP TRUST

KITE REALTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32268	11-3715772
Delaware	333-202666-01	20-1453863
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(Address of principal executive offices) (Zip Code)

(317) 577-5600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On October 26, 2015, Kite Realty Group, L.P. (the “Operating Partnership”) entered into a Term Loan Agreement (the “Agreement”) providing for an unsecured term loan facility of up to $200 million (the “Term Loan”) with KeyBank National Association, as Administrative Agent (the “Agent”), and the other lenders party thereto. The Term Loan ranks pari passu with the Operating Partnership’s existing $500 million unsecured revolving credit facility and $400 million unsecured term loan facility documented in the Operating Partnership’s Fourth Amended and Restated Credit Agreement, dated as of July 1, 2014, as amended (the “Existing Credit Agreement”) and other unsecured indebtedness of the Operating Partnership.

The Term Loan will be funded to the Operating Partnership on a delayed draw basis during the period from October 26, 2015 to June 30, 2016, provided that the Operating Partnership is limited to three draws, each such draw must be at least $25 million and any draws under the Term Loan must be made by June 30, 2016. If less than $200 million has been drawn by January 24, 2016, the Operating Partnership will be required to pay an unused commitment fee until June 30, 2016.  The Term Loan has a scheduled maturity date of October 26, 2022.

The Operating Partnership has the option to increase the Term Loan to $250 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the Agreement, to provide such increased amounts. The Operating Partnership is permitted to prepay the Term Loan in whole or in part, at any time, subject to a prepayment fee if prepaid before October 27, 2017.

Subject to certain exceptions, the Term Loan will bear interest at a rate of, at the Operating Partnership’s election, LIBOR plus an applicable margin of 160 to 215 basis points or a base rate plus an applicable margin of 60 to 115 basis points, in each case depending on the Operating Partnership’s leverage ratio. At the one-time irrevocable election of the Operating Partnership, the applicable margin may be based on the Operating Partnership’s credit rating instead of its leverage ratio, resulting in an interest rate of, at the Operating Partnership’s election, LIBOR plus an applicable margin of 135 to 230 basis points or a base rate plus 35 to 130 basis points, in each case depending on the Operating Partnership’s credit rating.

The Agreement contains a number of customary financial covenants, including a maximum leverage ratio, secured and unsecured leverage ratios and a fixed charge coverage ratio. The Agreement also contains restrictive covenants that, among other things, restrict the ability of the Operating Partnership, Kite Realty Group Trust and their subsidiaries to enter into transactions with affiliates, merge, consolidate, transfer or lease their assets, make certain investments and create liens. These financial and restrictive covenants are substantially similar to the covenants contained in the Existing Credit Facility.

The Agreement contains customary events of default, including payment defaults, cross defaults with certain other indebtedness (including the Existing Credit Facility), breaches of covenants and bankruptcy events. In the case of an event of default, the lenders may, among other remedies, accelerate the payment of all obligations.

The proceeds of the Term Loan will be used by the Operating Partnership for the repayment of indebtedness and other general corporate purposes.

The foregoing summary is not complete and is qualified in its entirety by reference to the copy of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01.                                        Other Events.

On October 30, 2015, the Company announced that it will redeem all of its issued and outstanding 8.250% Series A Cumulative Perpetual Preferred Shares (the “Series A Preferred Shares”) on December 7, 2015 (the “Redemption Date”).  The Series A Preferred Shares will be redeemed at a redemption price of $25.00 per share, plus $0.0287 per share, the amount equal to all dividends accrued and unpaid on a Series A Preferred Share from December 2, 2015 up to, but not including, the Redemption Date (the “Redemption Price”).  Dividends on the Series A Preferred Shares will cease to accrue on the Redemption Date.  Upon redemption, the Series A Preferred Shares will no longer be outstanding, and all rights of the holders will terminate, except the right of the holders to receive, from and after the Redemption Date, the Redemption Price, without interest. Upon redemption, the Series A Preferred Shares will be delisted from trading on the New York Stock Exchange. A copy of the Company’s press release announcing the redemption is filed as Exhibit 99.1 hereto.

Item 9.01.                                     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of October 26, 2015, by and among Kite Realty Group, L.P., KeyBank National Association, as Administrative Agent, and the other lenders party thereto.

99.1	Press release, dated October 30, 2015, regarding the redemption of the Series A Preferred Shares

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: October 30, 2015	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President and
Chief Financial Officer

KITE REALTY GROUP, L.P.

	By:	Kite Realty Group Trust, its sole general partner

	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of October 26, 2015, by and among Kite Realty Group, L.P., KeyBank National Association, as Administrative Agent, and the other lenders party thereto.

99.1	Press release, dated October 30, 2015, regarding the redemption of the Series A Preferred Shares